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                             EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is made as of the Effective Date of the Acquisition described in the registration statement on Form S-4 of American Family Holdings, Inc., filed with the Securities and Exchange Commission (File No. 333-37161) on October 3, 1997, by and between American Family Holdings, Inc. (hereinafter referred to as "AFH" or the "Company") at 4220 Von Karman Avenue, Suite 110, Newport Beach, California 92660, and Mark Kawanami, at 17 Carlina, Irvine, California 92620 (the "Employee").

     The parties agree as follows:

     1. EMPLOYMENT/TERM. AFH will employ Employee as Vice President of Finance. AFH will also cause Employee to be employed as Vice President of Finance for American Family Communities, Inc. ("AFC") when it is formed. Employee will be based in Newport Beach, California, at AFH's offices and will report directly to Bob Albertson, Executive Vice President of American Family Holdings, Inc. As Vice President, Employee will be responsible for all finance, accounting and reporting issues and internal controls. It is understood and accepted that job functions and responsibilities may be modified by the Board of Directors as the business objectives of AFH and AFC evolve over the next year. The term of this Agreement is from the Effective Date of the Acquisition through December 31, 1998 and renewable yearly thereafter.

     2. BASE COMPENSATION. The annual base salary for the year will be $100,000. This salary is payable bi-monthly in accordance with AFH's standard payroll procedures. Within 60 days, prior to the expiration of this contract, the Company and Employee agree to discuss contract renewal.

     3. INCENTIVE BONUS COMPENSATION. Employee will be eligible to receive incentive bonus compensation in an amount up to 20% of base salary which will be based upon specific performance criteria. Ten percent of this bonus shall be discretionary by the Company, ten percent of this bonus shall be non-discretionary. This will be due and payable within 90 calendar days of the term of this agreement and after the completion of the Company=s audited financial statements for the prior year. The performance criteria are set forth on Schedule A attached hereto.

     4. FOUNDERS STOCK. Employee shall purchase 1,000 shares of stock at $0.01 per share.

     5. STOCK OPTIONS. Employee is hereby granted options to purchase 5,000 shares of Company common stock which will be exercisable for a period of ten years for $10 per share. The options shall vest at the rate of 25% every three months commencing on the first day of the first full month after the Effective Date of the Acquisition. Any unexercised options shall lapse should Employee resign or be terminated for "Cause" (as hereinafter defined).

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     6.   BUSINESS EXPENSES.  All corporate travel, hotels, meals and entertainment and other business expenses including reasonable cellular telephone charges will be paid for by the Company. Itemization and business expense forms with original receipts will be turned in monthly for reimbursement. AFH will cover any reasonable costs for any professional seminars and conferences attended, as well as professional organizational memberships and dues.

     7. BENEFITS. As an employee of the Company, Employee will receive, at the Company's cost, medical benefits that the Company offers to its employees.

     8. VACATION. Employee will receive two weeks of paid vacation for the term of this Agreement. He will also be eligible to receive paid sick leave and all legal holidays in accordance with AFH's policies and procedures.

     9. EXCLUSIVE EMPLOYMENT/INDEMNIFICATION. Employee will devote all working time to the Company and will not have interests which conflict with duties or a full-time employment commitment to the Company. He will be covered under AFH's Directors and Officers liability insurance policy and will be indemnified to the maximum extent permitted by applicable law.

     10. CONFIDENTIALITY. Employee agrees not to reveal the Company's trade secrets or confidential information, or any part thereof, to any person or firm before, during or after the term of employment. The Company will be entitled to an injunction restraining Employee from disclosing same, or from rendering any service to any entity to whom said information has been or threatened to be disclosed. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against Employee for a breach or threatened breach of this condition, including recovery of damages.

     11. TERMINATION. In the event the Company terminates Employee for any reason other than for "Cause" (as defined below) or his inability to perform his functions and duties outlined herein for a period of 90 consecutive days during the term hereof (exclusive of vacation time), Employee will receive a severance payment equal to six months salary and any amounts owing under incentive bonus, and the stock option arrangement then in effect, providing Company has the working capital for such payment. In the event the Company does not have sufficient working capital to make such payment, then the Company and the Employee shall work out a monthly payment plan whereby the severance amount will be paid in its entirety within a six-month period of termination. This severance payment will represent a complete satisfaction of all amounts due from the Company upon termination other than for "Cause" or inability to perform his duties.

     The Company may terminate Employee's services at any time for "Cause." In such event, except for accrued but unpaid amounts of compensation due to Employee, the obligation of the Company to pay Employee the compensation due under this Agreement will terminate upon the date of his termination of services. "Cause" shall mean and be limited to the following events: (i) an act of fraud, embezzlement or similar conduct by Employee involving the Company; (ii) any action by Employee involving the arrest of Employee for violation of any criminal statute

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constituting a felony or misdemeanor involving moral turpitude if the Board reasonably determines that the continuation of Employee's employment after such event would have an adverse impact on the operations of the Company or its reputation in the financial community; (iii) gross misconduct or habitual negligence in the performance of Employee's duties; (iv) an act constituting employment discrimination, sexual harassment or a breach of Employee's fiduciary duty to the Company under the Delaware General Corporation Law; (v) a continuing, repeated willful failure or refusal by Employee to perform his duties; provided, however, that termination shall not be deemed to be for Cause under this subclause (v) unless Employee shall have first received written notice from the Board advising Employee of the specific acts or omissions alleged to constitute a failure or refusal to perform and such failure or refusal to perform continues after Employee shall have had a reasonable opportunity to correct the acts or omissions cited in such notice; or (vi) competition by Employee with the Company or its subsidiaries in violation of Section 4 thereof.

     The Company may terminate Employee's services if Employee has been unable to perform his duties for a period of 90 consecutive days (exclusive of vacation time). In such event, Employee will be entitled to one month's severance plus three months of medical benefits, after which the Company will have no further obligation to Employee.

     12.  MISCELLANEOUS.

          (a) The failure to enforce any provision of this Agreement will not be construed as a waiver for any such provisions nor prevent a party thereafter from enforcing the provision or any other provisions of this Agreement. The rights granted the parties are cumulative, and the election of one will not constitute a waiver of such party=s right to assert all other legal and equitable remedies available under the circumstances.

          (b) All notices, requests, demands and other communications hereunder will be in writing, and will be deemed to have been duly given if delivered or mailed, certified mail, first class, postage prepaid, as follows:

          To the Company:    Messrs. Bob Albertson, David Lasker & Jim Orth
                             American Family Holdings, Inc.
                             4220 Von Karman Avenue
                             Suite 110
                             Newport Beach, California 92660

          To Employee:       Mr. Mark Kawanami
                             17 Carlina
                             Irvine, California 92620

          (c)  This Agreement will not be assignable by either party.
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          (d)  The provisions of this Agreement are severable.  If any provisions of this Agreement will be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions or enforceable parts thereof will not be affected thereby and will be enforced in the fullest extent permitted by law.

          (e) This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver will be valid unless in writing and signed by the party against whom such modification, termination or waiver is sought to be enforced.

          (f) This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

          (g) All parties hereto each covenant to cooperate and use their best efforts to effect the provisions and intent of this Agreement, and each party, in whatever capacity is appropriate, hereby agrees to promptly execute, deliver or receive, as the case may be, all documents, amendments, and other instruments, and to take all actions required by such other party, as are necessary or desirable to carry out the provisions or intent of this Agreement.

          (h) This Agreement and all questions as to its interpretation, performance and enforcement and the rights and remedies of the parties hereunder will be determined in accordance with the laws of the State of California. Should any provision contained in this Agreement violate the laws of any state in which this Agreement is to be performed, that provision will be deemed void to the extent such law is so violated without invalidating any other provision contained herein. The parties hereto mutually and knowingly agree that any suit arising out of or relating to this Agreement will be filed and adjudicated exclusively by a court in Orange County, State of California. In the event of any dispute or controversy or legal action of any kind concerning the terms of this Agreement, the prevailing party will be entitled to all reasonable attorneys' fees and costs relating thereto.

          The foregoing is understood, agreed to and accepted:

                                   AMERICAN FAMILY HOLDINGS, INC.



                                   By
                                       ---------------------------------------
                                       Bob Albertson, Executive Vice President



                                   -------------------------------------------
                                   Mark Kawanami, Employee
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                                     SCHEDULE A
                        INCENTIVE BONUS PERFORMANCE CRITERIA
                                     [to come]